Filed Pursuant to Rule 424(b)(5)
Registration No. 333-199321

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per Solar Bonds Series	Proposed maximum aggregate offering price	Amount of registration fee(1)
1.60% Solar Bonds, Series 2015/C6-1	$65,000	100%	$65,000	$7.56
2.65% Solar Bonds, Series 2015/C7-3	$18,000	100%	$18,000	$2.10
3.60% Solar Bonds, Series 2015/C8-5	$222,000	100%	$222,000	$25.80
4.70% Solar Bonds, Series 2015/C9-10	$100,000	100%	$100,000	$11.62
5.45% Solar Bonds, Series 2015/C10-15	$260,000	100%	$260,000	$30.22

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Pricing Supplement No. 6

To the Program Supplement, dated March 9, 2015, to the Prospectus dated October 15, 2014

SolarCity Solar Bond Program

$65,000	1.60% Solar Bonds, Series 2015/C6-1
$18,000	2.65% Solar Bonds, Series 2015/C7-3
$222,000	3.60% Solar Bonds, Series 2015/C8-5
$100,000	4.70% Solar Bonds, Series 2015/C9-10
$260,000	5.45% Solar Bonds, Series 2015/C10-15

Pursuant to this pricing supplement, SolarCity Corporation is offering each of the following separate series of Solar Bonds:

Securities Offered (the “Offered Series”)	Interest Rate	Maturity Date	CUSIP	Distribution Agent Discount[1]	Net Proceeds[2]
1.60% Solar Bonds, Series 2015/C6-1 (the “Series 2015/C6-1 Bonds”)	1.60%	March 26, 2016	83417KAF5	0.40%	$64,740

2.65% Solar Bonds, Series 2015/C7-3 (the “Series 2015/C7-3 Bonds”)	2.65%	March 26, 2018	83417KAG3	1.00%	$17,820

3.60% Solar Bonds, Series 2015/C8-5 (the “Series 2015/C8-5 Bonds”)	3.60%	March 26, 2020	83417KAH1	1.50%	$218,670

4.70% Solar Bonds, Series 2015/C9-10 (the “Series 2015/C9-10 Bonds”)	4.70%	March 26, 2025	83417KAJ7	2.20%	$97,800

5.45% Solar Bonds, Series 2015/C10-15 (the “Series 2015/C10-15 Bonds”)	5.45%	March 26, 2030	83417KAK4	3.05%	$252,070

The following terms will apply to each of the Offered Series:

Offer Period	From March 16, 2015 to March 23, 2015.

Settlement Date	Settlement of each of the Offered Series is expected to occur on March 26, 2015.

Distribution Agent	Incapital LLC.

Public Offering Price	The public offering price shall be 100% per Solar Bond in each Offered Series.

Additional terms of the Offered Series	For a complete description of the Solar Bonds in each of the Offered Series, see “Offering Summary”.

Investing in any of the Offered Series involves certain risks. Before buying any Solar Bonds in any of the Offered Series, you should read the risks referenced under the caption “Risk Factors” beginning on page S-8 of the accompanying program supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Incapital LLC

Distribution Agent

March 23, 2015

[1]	Investment advisers, either registered under the Investment Advisers Act of 1940 or exempt therefrom, purchasing Solar Bonds for the managed account of their advisory clients may be offered Solar Bonds at the following discounts to the public offering price: 0.075% for the Series 2015/C6-1 Bonds, 0.400% for the Series 2015/C7-3 Bonds, 0.700% for the Series 2015/C8-5 Bonds, 1.075% for the Series 2015/C9-10 Bonds, and 1.600% for the Series 2015/C10-15 Bonds.
[2]	Our estimated net proceeds from the sale of the Offered Series are before expenses, but after giving effect to the Distribution Agent discount.

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ABOUT THIS PRICING SUPPLEMENT	S-3
OFFERING SUMMARY	S-4

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ABOUT THIS PRICING SUPPLEMENT

Before you purchase Solar Bonds in any of the Offered Series, you should read the following documents:

•	this pricing supplement and any applicable free writing prospectus;

•	the program supplement, dated March 9, 2015, relating to the Solar Bonds that may be sold pursuant to our distribution agreement with Incapital LLC;

•	the base prospectus, dated October 15, 2014, relating generally to our Solar Bond Program and the Solar Bonds of which the Offered Series are a part; and

•	the documents incorporated by reference into this pricing supplement.

The program supplement and the base prospectus contain a number of terms of the Solar Bonds, including the Solar Bonds in each of the Offered Series. This pricing supplement supplements the program supplement and the base prospectus regarding the terms of each of the Offered Series, either by modifying the terms contained in the program supplement or the base prospectus or adding to those terms. To the extent this pricing supplement differs from or is inconsistent with the terms of the Solar Bonds in any of the Offered Series contained in the program supplement or the base prospectus, this pricing supplement governs. You may access this pricing supplement, the program supplement, the base prospectus and each of the documents incorporated by reference into those documents on the SEC website at www.sec.gov.

This pricing supplement, together with the program supplement, the base prospectus and any applicable free writing prospectus, contains the terms of each of the Offered Series (including those below) and supersedes all other prior or contemporaneous oral statements as well as any other written materials. Other than information filed by us with the SEC as free writing prospectuses or prospectus supplements, information included or referred to on, or otherwise accessible through, our Platform website related to Solar Bonds is not intended to form a part of or be incorporated by reference into this pricing supplement, the program supplement and the base prospectus or any free writing prospectus. No other information contained on our Platform website or in hyperlinks therein should be relied upon in making an investment in the Offered Series offered hereby. We are not making any offer to sell any Solar Bonds in any of the Offered Series in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement, the program supplement and the base prospectus or in any free writing prospectus prepared by us or on our behalf is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

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OFFERING SUMMARY

A brief description of the material terms of the offering of the Offered Series follows. Such terms will apply to the Solar Bonds in each of the Offered Series. For a more complete description of the Solar Bonds in each of the Offered Series offered hereby, see “Description of the Solar Bonds” in the accompanying program supplement and the base prospectus.

Issuer	SolarCity Corporation.

Distribution Agent	Incapital LLC (DTC# 235).

Series	Each of the Offered Series is a separate series of Solar Bonds. The Solar Bonds in each of the Offered Series are part of the applicable series of “Solar Bonds” that we will issue under the Indenture. We may re-open any of the Offered Series, and we may issue additional Solar Bonds within any of the Offered Series under the Indenture from time to time in the future. We also reserve the right to sell additional Solar Bonds under any of the Offered Series as part of the same series and having the same terms and public offering price as the Solar Bonds in any of the Offered Series sold pursuant to this pricing supplement. At any given time during this offering, we may be conducting concurrent offerings of other securities, some of which may include different terms, including, but not limited to, higher interest rates or different maturities, than the Solar Bonds in the Offered Series sold pursuant to this pricing supplement, and some of which may be sold directly to investors through our Platform website.

Interest Payment Dates	Interest will be paid semiannually in arrears on February 15 and August 15, beginning on August 15, 2015. The regular record date for any interest payment date will be the preceding February 1 and August 1, respectively. Interest on a Solar Bond will be payable beginning on the first interest payment date after its date of original issuance to holders of record on the corresponding record date.

Interest Day Count	Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Listing/Rating	None of the Solar Bonds in any of the Offered Series will be: • listed on any securities exchange; • made available for quotation on any quotation system; or • rated by a rating agency.

No Sinking Fund	We will not be obligated to set funds aside to redeem or otherwise repurchase Solar Bonds in any of the Offered Series prior to maturity.

Survivor’s Option	The Solar Bonds in each of the Offered Series contain a term that provides for the optional repayment of such Solar Bonds prior to their maturity date, if requested by the authorized representative of the beneficial owner of the such Solar Bonds, following the death of such beneficial owner, so long as the relevant Solar Bonds were owned by the beneficial owner or his or her estate at least six months prior to the request and certain documentation requirements are satisfied. For a more complete description of this “Survivor’s Option,” see “Description of the Solar Bonds–Survivor’s Option” in the accompanying program supplement.

Settlement Date	Settlement of each of the Offered Series is expected to occur on March 26, 2015.

Use of Proceeds	We intend to use the net proceeds from this offering for working capital and other general corporate purposes, including the financing of additional solar installations and/or financing potential acquisitions and strategic transactions.

Expenses	We estimate that the total expenses of this offering payable by us will be approximately $7,500.

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